Exhibit 99.2

                                                            February 25, 2003

               California Federal Preferred Capital Corporation
          9 1/8% Noncumulative Exchangeable Preferred Stock, Series A
                       (the "Series A Preferred Shares")
                             CUSIP No. 130214 20 8

               NOTICE OF REDEMPTION OF SERIES A PREFERRED SHARES

Notice is hereby given that California Federal Preferred Capital Corporation (the "Company") is redeeming all of the outstanding Series A Preferred Shares pursuant to Section 6.6.3(a) of its Amended and Restated Charter, on the terms set forth below.

Citibank, N.A., New York, New York, will act as Redemption Agent to receive the Series A Preferred Shares and to pay the redemption price.


TERMS OF REDEMPTION

Redemption Date: March 27, 2003.

Number of shares to be redeemed: All 20,000,000 of the outstanding Series A Preferred Shares.

Redemption price: $25.91 per Series A Preferred Share (the "Redemption Price").

Place of Redemption - Redemption procedure: The Company will pay you the Redemption Price upon your surrender of your Series A Preferred Shares to the Redemption Agent on (or after) the redemption date. Series A Preferred Shares to be redeemed must be surrendered for payment: (a) in book entry form by transferring the Series A Preferred Shares by book entry transfer to the Redemption Agent's account at The Depository Trust Company ("DTC") in accordance with DTC's procedures for such transfers; or (b) by delivering the certificates representing the Series A Preferred Shares to the Redemption Agent at either:


By Hand:                            By Mail:                        By Overnight Mail:
Citibank, N.A                       Citibank, N.A.                  Citibank, N.A.
c/o Securities Transfer and         Corporate Actions               Corporate Actions
Reporting Services Inc.             PO Box 2722                     Attn: Corp. Security - Citibank
Attn: Corporate Actions             Jersey City, NJ 07303-2722      Suite 4726 - 9th Flr
100 Williams Street - Galleria      (California Federal Preferred   525 Washington Blvd
New York, NY 10038                  Capital Corporation suggests    Jersey City, NJ 07310
                                    that you send Series A
                                    Preferred Shares certificates
                                    by registered mail, return
                                    receipt requested)


Cessation of dividends: Dividends on the Series A Preferred Shares will cease to accrue on and after the Redemption Date and thereafter, the only remaining right of holders of the Series A Preferred Shares is to receive payment of the Redemption Price.